Filed Pursuant to Rule 433 Dated May 18, 2026 Registration No. 333-282565
The Bank of Nova Scotia Senior Note Program, Series A Equity Linked Securities

Market Linked Securities— Auto-Callable with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the common stock of Advanced Micro Devices, Inc., the common stock of Micron Technology, Inc. and the common stock of NVIDIA Corporation due May 24, 2029

Term Sheet to the Preliminary Pricing Supplement dated May 18, 2026

Summary of Terms

Issuer	The Bank of Nova Scotia (the “Bank”)
Market Measures

The common stock of Advanced Micro Devices, Inc., the common stock of Micron Technology, Inc. and the common stock of NVIDIA Corporation (each referred to as an “Underlying Stock,” and collectively as the “Underlying Stocks”).

Pricing Date*	May 20, 2026
Issue Date*	May 26, 2026
Face Amount (Original Offering Price)	$1,000 per security
Automatic Call

If the stock closing price of the lowest performing Underlying Stock on any call date (including the final calculation day) is greater than or equal to its call threshold price, the securities will be automatically called for the face amount plus the call premium applicable to the relevant call date.

Call Dates* and Call Premiums

The call premium applicable to each call date will be a percentage of the face amount that increases for each call date based on a simple (non-compounding) return of at least 24.00% per annum (to be determined on the pricing date). See “Call Dates and Call Premiums” on the following page.

Call Settlement Date	Three business days after the applicable call date, subject to postponement; provided that the call settlement date for the last call date is the stated maturity date.
Maturity Payment Amount (per Security)

If the securities are not automatically called on any call date (including the final calculation day):

●if the ending price of the lowest performing Underlying Stock on the final calculation day is less than its call threshold price but greater than or equal to its threshold price:

$1,000 + ($1,000 × absolute value return of the lowest performing Underlying Stock on the final calculation day); or

●if the ending price of the lowest performing Underlying Stock on the final calculation day is less than its threshold price:

$1,000 + $1,000 × (underlying stock return of the lowest performing Underlying Stock on the final calculation day + buffer amount)

Lowest Performing Underlying Stock	For any call date, the Underlying Stock with the lowest underlying stock return on that call date
Underlying Stock Return	With respect to an Underlying Stock on any call date (expressed as a percentage): (closing price – starting price)/starting price
Stated Maturity Date*	May 24, 2029, subject to postponement
Starting Price	For each Underlying Stock, its stock closing price on the pricing date
Ending Price	For each Underlying Stock, its stock closing price on the final calculation day
Call Threshold Price:	For each Underlying Stock, 95.00% of its starting price
Threshold Price	For each Underlying Stock, 50.00% of its starting price
Buffer Amount	50%
Absolute Value Return:	With respect to each Underlying Stock, the absolute value of its underlying stock return. For example, a -10% underlying stock return will result in a +10% absolute value return
Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agents**

Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC (“WFS”).

WFS will receive a discount of up to 2.575%; dealers, including Wells Fargo Advisors, LLC (“WFA”), will receive a selling concession of up to 2.00%, and WFA may receive a distribution expense fee of 0.075%.

CUSIP / ISIN	06419TBY3 / US06419TBY38
Material Canadian and U.S. Tax Consequences	See the preliminary pricing supplement.

* Subject to change.

** In respect of certain securities, we may pay a fee of up to $3.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile***

*** Assumes the call premiums are equal to the minimum of their call premiums specified herein. Not all call dates reflected; reflects only the first, thirteenth and final call dates for illustrative purposes only.

If the securities are not automatically called and the ending price of the lowest performing Underlying Stock on the final calculation day is less than its starting price by more than the buffer amount, you will have 1-to-1 downside exposure to the decrease in the price of the lowest perming Underlying Stock in excess of the buffer amount and will lose some, and possibly up to 50%, of the face amount of your securities at stated maturity.

If the securities are automatically called, the positive return on the securities will be limited to the applicable call premium, even if the stock closing price of the lowest performing Underlying Stock on the applicable call date exceeds its starting price by significantly more than the percentage represented by such call premium. If the securities are not automatically called, any positive return from the absolute value return is limited by the threshold price and will be limited to 50%.

If the securities priced today, the estimated value of the securities would be between $910.04 (91.004%) and $940.04 (94.004%) per security. See “The Bank’s Estimated Value of the Securities” in the preliminary pricing supplement.

Preliminary pricing supplement:

http://www.sec.gov/Archives/edgar/data/9631/000183988226024613/bns_424b2-16125.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus.

This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the preliminary pricing supplement, product supplement, prospectus supplement, and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Call Dates and Call Premiums

Call Date	Call Premium†	Payment per Security upon an Automatic Call	Call Date (cont.)	Call Premium (cont.)†	Payment per Security upon an Automatic Call (cont.)
May 26, 2027	At least 24.00%	At least $1,240.00	June 26, 2028	At least 50.00%	At least $1,500.00
June 28, 2027	At least 26.00%	At least $1,260.00	July 26, 2028	At least 52.00%	At least $1,520.00
July 26, 2027	At least 28.00%	At least $1,280.00	August 28, 2028	At least 54.00%	At least $1,540.00
August 26, 2027	At least 30.00%	At least $1,300.00	September 26, 2028	At least 56.00%	At least $1,560.00
September 27, 2027	At least 32.00%	At least $1,320.00	October 26, 2028	At least 58.00%	At least $1,580.00
October 26, 2027	At least 34.00%	At least $1,340.00	November 27, 2028	At least 60.00%	At least $1,600.00
November 26, 2027	At least 36.00%	At least $1,360.00	December 26, 2028	At least 62.00%	At least $1,620.00
December 27, 2027	At least 38.00%	At least $1,380.00	January 26, 2029	At least 64.00%	At least $1,640.00
January 26, 2028	At least 40.00%	At least $1,400.00	February 26, 2029	At least 66.00%	At least $1,660.00
February 28, 2028	At least 42.00%	At least $1,420.00	March 26, 2029	At least 68.00%	At least $1,680.00
March 27, 2028	At least 44.00%	At least $1,440.00	April 26, 2029	At least 70.00%	At least $1,700.00
April 26, 2028	At least 46.00%	At least $1,460.00	May 21, 2029 (the “final calculation day)	At least 72.00%	At least $1,720.00
May 26, 2028	At least 48.00%	At least $1,480.00

† to be determined on the pricing date.

Selected Risk Considerations

The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

●If The Securities Are Not Automatically Called And The Ending Price Of The Lowest Performing Underlying Stock On The Final Calculation Day Is Less Than Its Threshold Price, You Will Lose Some, And Possibly Up To 50%, Of The Face Amount Of Your Securities At Stated Maturity.

●No Periodic Interest Will Be Paid On The Securities.

●If The Securities Are Automatically Called, The Return On The Securities Is Limited To The Call Premium, Regardless Of The Increase Of Any Underlying Stock.

●Your Potential For A Positive Return From Any Decrease Of The Price Of The Lowest Performing Underlying Stock Is Limited And The Return On The Securities May Change Significantly Despite Only A Small Difference In The Degree Of Change In The Ending Price Of The Lowest Performing Underlying Stock Relative To Its Starting Price.

●The Securities Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If Another Underlying Stock Performs Favorably.

●Your Return On The Securities Will Depend Solely On The Performance Of The Underlying Stock That Is The Lowest Performing Underlying Stock On Each Call Date, And You Will Not Benefit In Any Way From The Performance Of A Better Performing Underlying Stock.

●You Will Be Subject To Risks Resulting From The Relationship Among The Underlying Stocks.

●Higher Call Premiums Are Associated With Greater Risk.

●You Will Be Subject To Reinvestment Risk.

Risks Relating To An Investment In the Bank’s Debt Securities, Including The Securities

●Your Investment Is Subject To The Credit Risk Of The Bank.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

●The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Offering Price Is Likely To Adversely Affect Secondary Market Prices.

●The Bank's Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

●The Bank's Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others' Estimates.

●The Bank's Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

●If The Price Of The Underlying Stocks Change, The Market Value Of Your Securities May Not Change In The Same Manner.

●The Price At Which The Securities May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

●The Securities Lack Liquidity.

Risks Relating To The Underlying Stocks

●The Securities Will Be Subject To Single Stock Risk.

●Investing In The Securities Is Not The Same As Investing In The Underlying Stocks.

●Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Securities.

●The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.

●We, The Agents And Our Or Their Respective Affiliates Cannot Control Actions By An Underlying Stock Issuer.

●None Of Us, The Agents Or Our Or Their Respective Affiliates Have Any Affiliation With Any Underlying Stock Issuer Or Have Independently Verified Their Public Disclosure Of Information.

●You Have Limited Anti-dilution Protection.

●The Securities Are Subject To Sector Concentration Risk.

Risks Relating To Hedging Activities And Conflicts Of Interest

●A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Any Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.

●Hedging Activities By The Bank And/Or The Agents May Negatively Impact Investors In The Securities And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Securities.

●Market Activities By The Bank Or The Agents For Their Own Respective Accounts Or For Their Respective Clients Could Negatively Impact Investors In The Securities.

●The Bank, The Agents And Their Respective Affiliates Regularly Provide Services To, Or Otherwise Have Business Relationships With, A Broad Client Base, Which Has Included And May Include Issuers Of An Underlying Stock, The Sponsor Or Investment Advisor For A Fund And/Or The Issuers Of Securities Included In An Index Or Held By A Fund.

●Other Investors In The Securities May Not Have The Same Interests As You.

●There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

●A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Call Date Is Postponed.

Risks Relating To Canadian And U.S. Federal Income Taxation

●The Tax Consequences Of An Investment In The Securities Are Unclear. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in the preliminary pricing supplement.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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